As filed with the Securities and Exchange Commission on May 19, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COOPER-STANDARD HOLDINGS INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	20-1945088
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

39550 Orchard Hill Place Novi, Michigan	48375
(Address of Principal Executive Offices)	(Zip Code)
Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan
(Full Title of the Plan)
Aleksandra A. Miziolek
Senior Vice President, General Counsel and Secretary
39550 Orchard Hill Place
Novi, Michigan 48375
(248) 596-5900
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	2,300,000 shares	$109.85	$252,655,000	$29,282.71

(1)
Reflects shares of common stock, par value $0.001 per share (the “Common Stock”), of Cooper-Standard Holdings Inc., a Delaware corporation, being registered hereunder that may be issued pursuant to the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of Common Stock stated above, such additional and indeterminate number of securities as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, reorganization, recapitalization or similar event.

(2)
Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 12, 2017, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents have been filed with the Securities and Exchange Commission (the “Commission”) by Cooper-Standard Holdings Inc. (the “Corporation” or the “Registrant”) and are hereby incorporated by reference into this Registration Statement:
(1) The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 17, 2017, (including the Corporation’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 6, 2017, solely to the extent incorporated into the Corporation’s Annual Report on Form 10-K);
(2) The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 3, 2017;
(3) The Corporation’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on January 23, 2017, February 17, 2017, and May 19, 2017; and
(4) The description of the Corporation’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on October 10, 2013, (Registration No. 000-36127), including all amendments or reports filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing by the Corporation of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Aleksandra A. Miziolek, the Corporation’s Senior Vice President, General Counsel and Secretary, has passed upon the validity of the shares of common stock to be issued under the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (the “Plan”). Ms. Miziolek beneficially owns or has rights to acquire an aggregate of less than 1% of the Corporation’s common stock and is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.
Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.
Certificate of Incorporation. Section 9.2 of the Registrant’s third amended and restated certificate of incorporation (the “certificate of incorporation”) provides that the Registrant shall indemnify and hold harmless to the fullest extent authorized or permitted by law, as the same may be amended, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) is authorized by the board of directors of the Registrant (whether before, during or after the pendency of such proceeding). The right to indemnification includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of the certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Bylaws. The Registrant’s bylaws (the “bylaws”) provide for the same indemnification for the Registrant’s directors and officers as the certificate of incorporation does. The bylaws also provide that expenses (including attorneys’ fees) incurred by a Covered Person in defending, testifying or otherwise participating in any proceeding for which such director or officer may be entitled to indemnification under the bylaws shall be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the bylaws.
The indemnification provided by the certificate of incorporation or the bylaws is not deemed to be exclusive of any other right to which a Covered Person may be entitled under applicable law, the certificate of incorporation, the bylaws, an agreement, a vote of stockholders or disinterested directors or otherwise.
D&O Insurance. As permitted by Section 145 of the DGCL and the bylaws, the Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
The above discussion of Section 145 of the DGCL and of the certificate of incorporation and the bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the certificate of incorporation and the bylaws.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Third Amended and Restated Certificate of Incorporation of Cooper-Standard Holdings Inc. dated May 27, 2010, (incorporated by reference to Exhibit 3.1 to Cooper-Standard Holdings Inc.'s Registration Statement on Form S-1 (File No. 333-168316)).

4.2
Amended and Restated Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.2 to Cooper-Standard Holdings Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2017).

4.3
Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Appendix A to Cooper-Standard Holdings Inc.'s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2017).

5.1	Opinion of Aleksandra A. Miziolek, Senior Vice President, General Counsel and Secretary of Cooper-Standard Holdings Inc., dated May 19, 2017, as to the legality of the securities being registered *

23.1	Consent of Ernst and Young LLP *

23.2	Consent of Aleksandra A. Miziolek (included in Exhibit 5.1) *

24.1	Power of Attorney (included on the signature page of the Registration Statement).

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on this 19th day of May, 2017.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Aleksandra A. Miziolek
	Name:	Aleksandra A. Miziolek
	Title:	Senior Vice President, General Counsel and Secretary
KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey S. Edwards, Matthew W. Hardt, and Aleksandra A. Miziolek, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Cooper-Standard Holdings Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 19, 2017.

SIGNATURE	TITLE

/s/ Jeffrey S. Edwards	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Jeffrey S. Edwards

/s/ Matthew W. Hardt	Chief Financial Officer (Principal Financial Officer)
Matthew W. Hard

/s/ Jonathan P. Banas	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
Jonathan P. Banas

/s/ Sean O. Mahoney	Director
Sean O. Mahoney

/s/ David J. Mastrocola	Director
David J. Mastrocola

/s/ Justin E. Mirro	Director
Justin E. Mirro

/s/ Robert J. Remenar	Director
Robert J. Remenar

/s/ Sonya F. Sepahban	Director
Sonya F. Sepahban

S-1

/s/ Thomas W. Sidlik	Director
Thomas W. Sidlik

/s/ Stephen A. Van Oss	Director
Stephen A. Van Oss

/s/ Peifang Zhang	Director
Peifang Zhang

S-2

EXHIBIT INDEX

Exhibit No.	Description
4.1
Third Amended and Restated Certificate of Incorporation of Cooper-Standard Holdings Inc. dated May 27, 2010, (incorporated by reference to Exhibit 3.1 to Cooper-Standard Holdings Inc.'s Registration Statement on Form S-1 (File No. 333-168316)).

4.2
Amended and Restated Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.2 to Cooper-Standard Holdings Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2017).

4.3
Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Appendix A to Cooper-Standard Holdings Inc.'s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 6, 2017).

5.1	Opinion of Aleksandra A. Miziolek, Senior Vice President, General Counsel and Secretary of Cooper-Standard Holdings Inc., dated May 19, 2017, as to the legality of the securities being registered *

23.1	Consent of Ernst and Young LLP *

23.2	Consent of Aleksandra A. Miziolek (included in Exhibit 5.1) *

24.1	Power of Attorney (included on the signature page of the Registration Statement).

Document incorporated by reference to filings made by Cooper-Standard Holdings Inc. under the Securities and Exchange Act of 1934, as amended, are under Securities and Exchange Commission File No. 001-36127.

* Filed herewith.